Exhibit 99.1

Press Release                                                                                                                                                                                                                                                                                                                                                           For Immediate Release

Contact:
William Swain
GraphOn Corporation
1.800.GRAPHON
www.graphon.com

GraphOn Corp. Announces Completion of $7.1 Million Equity Financing

MDB Capital Group Acts as Sole Placement Agent

SANTA CRUZ, CA – September 2, 2011 – GraphOn Corporation (OTCBB: GOJO.OB), a leading worldwide developer of cloud application delivery and Web-enabling solutions, today announced the completion of $7.1 million equity financing in a private placement to a group of institutional investors.

GraphOn sold 35.5 million shares of its common stock at $0.20 per share for gross proceeds to the company of $7.1 million. GraphOn also issued five year warrants to the investors for an additional 17.75 million shares of common stock with an exercise price of $0.26 per share, a 30% premium to the sale price of the common stock in the transaction. The net proceeds of the offering, after deducting placement agent fees and estimated financing expenses, are expected to be approximately $6.25 million. MDB Capital Group, LLC, an intellectual property (IP) investment bank, which acted as sole placement agent for the offering, received five year warrants to acquire 3.55 million shares and 1.775 million shares at exercise prices of $0.20 and $0.26 respectively.

“GraphOn will use the proceeds of this strategic equity financing to further develop and expand the market reach of its GO-Global technology and to build upon its foundational intellectual property assets,” said Robert Dilworth, chairman of the board and CEO of GraphOn Corporation. “We are pleased that MDB Capital Group recognized the value of our intellectual property and the innovation behind our proprietary cloud application delivery and Web-enabling technology.”

The securities sold by GraphOn in the private placement, and the shares of common stock issuable upon exercise of the warrants, have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold absent such registration or an applicable exemption from the registration requirements. In connection with the offering, GraphOn entered into a registration rights agreement with investors that requires the company to register the securities issued in the financing.

About GraphOn Corporation
Founded in 1996, GraphOn Corporation is a publicly traded company headquartered in Santa Cruz, California. The company is an innovator of cost-effective, advanced solutions that will enable customers to access any application, from any device, anywhere. GraphOn’s high-performance software solutions provide fast application access, cross-platform connectivity, and a centralized architecture that delivers a dramatically lower cost of ownership. The company’s GO-Global solutions can be used with Microsoft (MSFT) Windows, IBM AIX, Oracle (ORCL) Solaris, Hewlett-Packard (HPQ) HP-UX, Linux, Apple (AAPL) OS X and iOS, and other operating systems. For more information, call 1.800.GRAPHON in the USA, +44.1344.206549 in Europe, or visit www.graphon.com or www.facebook.com/graphon.

About MDB Capital Group
MDB Capital Group, LLC is an institutional research and investment banking firm focusing exclusively on companies possessing market changing, disruptive intellectual property.  For more information on MDB Capital Group, visit www.mdb.com.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to GraphOn's most recent periodic and other reports filed with the Securities and Exchange Commission.

GraphOn and GO-Global are registered trademarks of GraphOn Corporation. All other trademarks belong to their respective owners.

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